UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): June 30, 2006

Silverstar Holdings, Ltd.
 (Exact name of registrant as specified in its charter)

Bermuda	0-27494	N/A
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

Clarendon House, Church Street, Hamilton, HM CX, Bermuda
(Address of Principal Executive Offices with Zip Code)

Registrant's telephone number, including area code: (441) 295-1422

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Item 1.01 Entry into a Material Definitive Agreement.

        On October 31, 2005, Silverstar Holdings, Ltd. (the "Company") consummated a transaction pursuant to a Securities Purchase Agreement, dated October 21, 2005 (the "Purchase Agreement"), with DKR SoundShore Oasis Holding Fund Ltd. (the "Purchaser") pursuant to which the Company issued to the Purchaser (i) a $5,000,000 principal amount Variable Rate Secured Convertible Debenture due October 31, 2008 (the "Debenture") and (ii) a warrant to purchase 791,139 shares of the Company's Common Stock at an exercise price of $1.896 per share.

        On June 30, 2006 the Company entered into an amendment to the Debenture (the "Amendment") in order to change two definitions in the Debenture. The Amendment changed (a) the definition of "Monthly Redemption Date" to have such definition commence February 1, 2007 instead of July 1, 2006 and (b) the amount in the definition of "Monthly Redemption Amount" from $185,185.19 to $180,000.00.

Item 8.01 Other Events.

        On June 29, 2006, the Company's wholly owned South African subsidiary, First South Africa Holdings ("First South") received final payment on the outstanding balance of a note due from Salwin Investments (Pty.) Ltd. The payment made was approximately $2.9 million.

        In early April 2006, First South received a letter from the South African Revenue Service ("SARS") challenging certain tax treatment of dividends and operating loss carry forwards for the years 2002 through 2004. Subsequently SARS has issued an assessment for approximately $2.7 million.

        The Company believes that its South African tax filings are in full compliance with all applicable laws and is vigorously defending its position in this regard. However, until such time as these issues are resolved, the Company will retain an amount equal to the assessment in South Africa to cover any potential liability that may arise.

Item 9.01 Financial Statements and Exhibits.

(c)	Exhibits:

99.1	Amendment dated as of June 30, 2006, to the Variable Rate Secured Debenture due October 31, 2008 issued by the Company.

SIGNATURE

        Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Date:  July 6, 2006

SILVERSTAR HOLDINGS, LTD. By: /s/ Clive Kabatznik Name: Clive Kabatznik Title: CEO